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                                Exhibit 23.1


        Consent of Independent Auditors



The Board of Directors
Airgas, Inc:


We consent to the use of our report dated May 6, 2002, with respect to the consolidated balance sheets of Airgas, Inc. and subsidiaries as of March 31, 2002 and 2001, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2002 which has been incorporated herein by reference.

Our report refers to a change in the Company's method of accounting for goodwill and other intangible assets and derivative instruments and hedging activities for the year ended March 31, 2002.


                                   /s/ KPMG LLP


Philadelphia, PA
September 30, 2002